UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 10, 2008

INOVA TECHNOLOGY, INC.
(Formerly Edgetech Services. Inc.)

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

NEVADA	000-27397	98-0204280
(STATE OF	(COMMISSION FILE	(IRS EMPLOYER
INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

233 Wilshire Boulevard, Suite 400, Santa Monica, CA, 90401

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

800 757 9808

 (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Inova acquires Trakkers LLC

Inova Technology, (symbol IVTH) has signed a definitive agreement to acquire Trakkers LLC. This transaction has closed and is effective immediately.

For the year ending December 2007, Trakker generated revenues of $2.1 million and pro forma ebitda of approximately $700,000 . Inova acquired Trakkers for $5.89 million consisting of $2.35 million paid at closing, $2.04 million paid in the form of a seller note and $1.5 million of preferred stock (non convertible and nonvoting). In order to fund the acquisition of Trakkers, Inova raised funds from its existing shareholders (including two private equity groups) and one major existing lender.

Trakkers manufactures unique multi featured RFID scanners. In September 2007, Trakkers launched the “mi” scanner. This scanner reads RFID, 1 and 2d bar code as well as mag stripes. The Mi is also GPRS enabled which allows the scanner to transmit data to any location by using wireless mobile phone networks. This combination of features and functionality makes the Mi the only device of its kind in the world. Trakkers has filed a patent application and the Mi is currently patent pending.

Trakkers will apply its RFID technology to several verticals. Trakkers currently utilizes its technology to provide the most secure and advanced lead retrieval systems in the trade show industry worldwide. Trakkers systems are compatible with 3 different badge formats - RFID, 2d barcode and RFID. There are many synergies between Trakkers and Inova. The RFID component in the Mi scanner is provided by Inova subsidiary RightTag. More about Trakkers can be found at www.trakkers.com.

The acquisition of Trakkers will enable Inova to accelerate its business plan provides the Inova with additional proprietary RFID products, critical RFID expertise and many new customers that have already adopted the use of RFID technology.

Item 9.01 Financial Statements and Exhibits.

(b)	Exhibits*.

Exhibit No.	Item

99.1	Press Release.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: October 10, 2008	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer